UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

March 11, 2005

Date of Report (Date of earliest event reported)

Commission File Number: 000-27743

PAC-WEST TELECOMM, INC.

(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	68-0383568 (I.R.S. Employer Identification No.)

1776 W. March Lane, Suite 250 Stockton, California (Address of principal executive offices)	95207 (Zip Code)

(209) 926-3300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 7 — REGULATION FD

Item 7.01 Regulation FD Disclosure.

     On March 11, 2005, Pac-West Telecomm, Inc. (“Pac-West”) issued a press release announcing the closing of the previously announced sale of its enterprise customer base to U.S. TelePacific Corp. (“TelePacific”). Pac-West received $26.9 million in connection with the closing of the sale. The sale was made pursuant to the Asset Purchase Agreement, dated December 17, 2004, as amended, by and between Pac-West and TelePacific, the material terms of which were described in Pac-West’s Current Report on Form 8-K dated December 23, 2004.

     Pac-West utilized the proceeds of the transaction, as well as cash on hand, to repay that certain Senior Secured Promissory Note due December 19, 2006 in the original principal amount of $40,000,000 given by Pac-West to Deutsche Bank AG — London (including all outstanding principal and accrued and unpaid interest), as well as retire related warrants to purchase up to 26,666,667 shares of Pac-West’s common stock.

     A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

     The descriptions above do not purport to be a complete statement of the parties’ rights and obligations under the Purchase Agreement or other related transaction documents and the transactions contemplated therein. These descriptions are qualified in their entirety by reference to the Purchase Agreement and certain other transaction documents, respectively, a copy of each of which is expected to be filed as an exhibit to Pac-West’s Annual Report on Form 10-K for the year ended December 31, 2004.

SECTION 9 — FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

     99.1 Press Release dated March 11, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PAC-WEST TELECOMM, INC.
(Registrant)

Dated: March 11, 2005

By:	/s/ Peggy Mc Gaw
Peggy Mc Gaw
Vice President Finance